Exhibit 99.1

Janus Contact:	January 7, 2010
Media - Shelley Peterson: 303-316-5625
Media - James Aber: 303-336-4513
Investors - John Groneman: 303-336-7466

JANUS CAPITAL GROUP APPOINTS RICHARD M. WEIL AS

CHIEF EXECUTIVE OFFICER

DENVER — The Janus Capital Group Inc. (“JCG”) (NYSE: JNS) board of directors today announced that Richard M. Weil has been appointed chief executive officer and a member of the board of directors, effective February 1, 2010.

Janus Capital Group Chairman Steve Scheid said that after an extensive search, the board is convinced that Mr. Weil is the right person to lead Janus forward.  Noting Mr. Weil’s strong leadership and significant experience, Scheid called Mr. Weil the perfect fit for the firm.

“Dick was PIMCO’s chief operating officer for nine incredibly successful years.  His accomplishments include leading the development of their global business and founding their German business.  He is a proven leader with a strong vision for what makes a company and its people successful,” said Scheid.  “The breadth of his leadership experience, deep understanding of the investment industry and global perspective were all key factors behind the board’s decision.  These characteristics not only complement Janus’ key strengths, they also align with the firm’s long-term strategic priorities.”

“I am honored by this appointment and tremendously excited about the very bright future I see for Janus Capital Group,” said Weil. “The firm has all the right ingredients to achieve even greater success, including a very strong investment culture, excellent performance, and a deep commitment to serving its clients through each of its Janus, INTECH, and Perkins teams.”

Prior to joining Janus, Mr. Weil spent 13 years with PIMCO where he most recently served as their global head of PIMCO Advisory, a member of PIMCO’s executive committee, and a member of the board of trustees of the PIMCO Funds.  Mr. Weil was PIMCO’s chief operating officer between 2000 and 2009.  In particular, Mr. Weil was directly responsible for non-investment functions at PIMCO, including leadership of the firm’s non-U.S. business, with offices in London, Munich, Singapore, Hong Kong, Sydney, Tokyo and Toronto.  As chief operating officer of PIMCO, Mr.

Weil also was a member of the Allianz Global Investors executive committee.  Mr. Weil was previously the general counsel to PIMCO Advisors L.P., formerly PIMCO’s publicly listed parent company, which was sold to Allianz A.G. in 2000.

Before joining PIMCO in 1996, Mr. Weil was with Bankers Trust Global Asset Management and Simpson Thacher & Bartlett LLP in New York.  Mr. Weil has more than 15 years of investment experience and holds a J.D. from the University of Chicago Law School and a Bachelor of Arts degree in Economics from Duke University.

Mr. Weil, who is 46, succeeds Janus Capital Group director Tim Armour who has served as interim chief executive officer since July 2009.

The board of directors was assisted in its search for Mr. Weil by The Prince Houston Group, an executive search firm headquartered in New York.

About Janus Capital Group Inc.

Janus Capital Group Inc. (JCG) is a global investment firm offering strategies from three individual investment boutiques: Janus Capital Management LLC (Janus), INTECH Investment Management LLC (INTECH) and Perkins Investment Management LLC (Perkins).  Each manager employs a research-intensive approach that is distinct within its respective asset class. This multi-boutique approach enables the firm to provide style-specific expertise across an array of strategies, including growth, value and risk-managed equities, fixed income and alternatives through one common distribution platform.

At the end of September 2009, JCG managed $151.8 billion in assets for shareholders, clients and institutions around the globe.  Based in Denver, JCG also has offices in London, Tokyo, Hong Kong and Singapore.

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